Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Secondary Offering
Class A common stock, par value $0.0001 per share	2,078,300	$12.69	(2)	$26,373,627.00	$2,444.84	(3)
Total				$26,373,627.00	$2,444.84

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminable shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) and preferred stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) under the Securities Act, the offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A common stock on March 29, 2022, as reported on The Nasdaq Stock Market.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act.